EXHIBIT 99.1

Tech Data Corporation Reports Fiscal 2012 Third-Quarter Results

Sales, Net Income and Earnings Per Diluted Share Reach Record Third-Quarter Levels

Company Completes Another $100 Million Share Repurchase Program

CLEARWATER, Fla., Nov. 21, 2011 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the third quarter ended October 31, 2011.

Results At A Glance
($ in millions, except per share amounts)	Three months ended October 31, 2011	Three months ended October 31, 2010	Nine months ended October 31, 2011	Nine months ended October 31, 2010
Net sales	$6,594.0	$6,163.8	$19,375.6	$17,258.8
Operating income	$89.6	$81.0	$244.0	$216.2
Operating income margin	1.36%	1.31%	1.26%	1.25%
Net income attributable to shareholders of Tech Data Corporation	$53.5	$50.5	$152.3	$136.9
Net income per diluted share attributable to shareholders of Tech Data Corporation	$1.26	$1.07	$3.37	$2.76

Net sales for the third quarter ended October 31, 2011, were $6.59 billion, an increase of 7 percent from $6.16 billion in the prior-year third quarter. The strengthening of certain foreign currencies against the U.S. dollar, compared to the same period of the prior year, positively impacted the year-over-year net sales comparison by approximately 3 percentage points. Sequentially, net sales for the third quarter ended October 31, 2011, increased 2 percent over the second quarter. Weaker foreign currencies during the third quarter negatively impacted the sequential growth by approximately 2 percentage points.

Operating income for the third quarter was $89.6 million, or 1.36 percent of net sales. This compared to operating income of $81.0 million, or 1.31 percent of net sales in the prior-year third quarter. Third-quarter net income attributable to shareholders of Tech Data Corporation increased 6 percent to $53.5 million, or $1.26 per diluted share compared to $50.5 million, or $1.07 per diluted share for the prior-year period.

"Tech Data posted record third-quarter results despite some very challenging market conditions," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Demonstrating the resiliency of our business model, our teams in both regions successfully navigated a moderating demand environment - selecting pockets of opportunity and delivering year-over-year sales and earnings growth. Our performance this quarter demonstrates once again how our strategic focus on execution, innovation and diversification has strengthened our value proposition in the marketplace and helped deliver improved results throughout the up and down cycles. The completion of another $100 million in share repurchases during the quarter contributed to our 12th consecutive quarter of double-digit earnings per share growth and brought our cumulative share repurchases to $900 million since 2005. In addition, for the last 12 months, we have generated return on invested capital of 15 percent, strongly reinforcing our commitment to shareholder value creation."

Third-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.78 billion, or 42 percent of worldwide net sales, representing an increase of 3 percent over the prior-year third quarter. Net sales in Europe totaled $3.81 billion, or 58 percent of worldwide net sales, representing an increase of 10 percent (6 percent increase on a euro basis) over the prior-year third quarter.
  Gross margin for the third quarter was 5.23 percent compared to 5.26 percent in the prior-year third quarter.
  Selling, general and administrative expenses (SG&A) were $255.2 million, or 3.87 percent of net sales compared to $243.2 million, or 3.95 percent of net sales in the prior-year third quarter.The increase in SG&A expenses, on a dollar basis, was primarily attributable to costs to support growth and the impact of stronger foreign currencies. As a percentage of net sales, however, SG&A declined 8 basis points year-over-year due to leverage achieved on higher sales.
  Operating income in the Americas for the third quarter was $52.6 million, or 1.89 percent of net sales compared to $46.1 million, or 1.71 percent of net sales in the prior-year third quarter. In Europe, the company generated operating income of $39.7 million, or 1.04 percent of net sales compared to operating income of $37.1 million, or 1.07 percent of net sales in the prior-year third quarter. Stock-based compensation expense is not included in the regional segment reporting results. This expense is presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).
  Cash provided by operations totaled $144 million for the third quarter and $394 million for the nine months ended October 31, 2011.

Nine-months Results

Net sales for the nine-month period ended October 31, 2011, were $19.38 billion, an increase of 12 percent from $17.26 billion for the nine-month period ended October 31, 2010. The strengthening of certain foreign currencies against the U.S. dollar positively impacted the year-over-year nine-month period net sales comparison by approximately 5 percentage points. On a regional basis, net sales in the Americas represented 42 percent of worldwide net sales and increased 4 percent to $8.09 billion from $7.76 billion for the prior-year period. Europe represented 58 percent of worldwide net sales and increased 19 percent (11 percent on a euro basis) to $11.28 billion from $9.50 billion for the nine-month period ended October 31, 2010.

For the nine-month period ended October 31, 2011, the company recorded operating income of $244.0 million, or 1.26 percent of net sales, compared with operating income of $216.2 million, or 1.25 percent of net sales, in the prior-year period. The company recorded net income attributable to shareholders of Tech Data Corporation of $152.3 million, or $3.37 per diluted share, for the nine-month period ended October 31, 2011. This compared to net income attributable to shareholders of Tech Data Corporation of $136.9 million, or $2.76 per diluted share, in the prior-year period.

Business Outlook

"For the fourth quarter, we are planning, in both regions, for flat to low single-digit sales growth in local currencies. We will continue our focus on responsible growth and on the quality of the revenue opportunities we pursue, taking into consideration our gross and operating margin goals. In Europe, we are currently realigning our resources to more closely match our cost structure and our skills portfolio with market opportunities, which will result in incremental costs of approximately $15 million in the fourth quarter. Despite this, we still expect a solid fourth quarter and another record-setting year for Tech Data," said Dutkowsky.

Webcast Details

Tech Data will discuss its third-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and dispositions, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of November 21, 2011. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $24.4 billion in net sales for the fiscal year ended January 31, 2011 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

The Tech Data Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10666

TECH DATA CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME (UNAUDITED) (In thousands, except per share amounts)

	Three months ended October 31,		Nine months ended October 31,
	2011	2010	2011	2010
Net sales	$6,593,983	$6,163,762	$19,375,572	$17,258,778
Cost of products sold	6,249,236	5,839,560	18,356,525	16,354,236
Gross profit	344,747	324,202	1,019,047	904,542
Selling, general and administrative expenses	255,178	243,230	775,020	688,326
Operating income	89,569	80,972	244,027	216,216
Interest expense	8,378	7,739	25,108	21,656
Other expense (income), net	428	122	882	(248)
Income before income taxes	80,763	73,111	218,037	194,808
Provision for income taxes	23,600	21,948	60,398	57,169
Consolidated net income	57,163	51,163	157,639	137,639
Net income attributable to noncontrolling interest	(3,644)	(705)	(5,312)	(693)
Net income attributable to shareholders of Tech Data Corporation	$ 53,519	$ 50,458	$ 152,327	$ 136,946

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$1.27	$1.08	$3.42	$2.78
Diluted	$1.26	$1.07	$3.37	$2.76
Weighted average common shares outstanding
Basic	42,104	46,672	44,602	49,234
Diluted	42,554	47,069	45,157	49,684

TECH DATA CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands)
ASSETS	October 31, 2011	January 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$899,666	$839,934
Accounts receivable, net	2,928,041	2,896,671
Inventories	1,961,299	2,205,394
Prepaid expenses and other assets	213,952	181,147
Total current assets	6,002,958	6,123,146
Property and equipment, net	88,092	94,315
Other assets, net	319,583	270,831
Total assets	$6,410,633	$6,488,292

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,295,867	$3,223,962
Accrued expenses and other liabilities	520,751	562,638
Revolving credit loans and current maturities of long-term debt, net	411,909	434,435
Total current liabilities	4,228,527	4,221,035
Long-term debt, net	61,223	60,076
Other long-term liabilities	76,864	68,754
Total liabilities	4,366,614	4,349,865
Equity attributable to shareholders of Tech Data Corporation	2,014,355	2,114,466
Noncontrolling interest	29,664	23,961
Total equity	2,044,019	2,138,427
Total liabilities and equity	$6,410,633	$6,488,292

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended October 31, 2011		Three months ended October 31, 2010
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$52,638	1.89%	$46,148	1.71%
Europe	39,718	1.04%	37,110	1.07%
Stock-based compensation	(2,787)	(.04)%	(2,286)	(.04)%
Worldwide total	$89,569	1.36%	$80,972	1.31%

	Nine months ended October 31, 2011		Nine months ended October 31, 2010
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$148,146	1.83%	$135,018	1.74%
Europe	103,850.92%		88,593.93%
Stock-based compensation	(7,969)	(.04)%	(7,395)	(.04)%
Worldwide total	$244,027	1.26%	$216,216	1.25%

Return on Invested Capital (ROIC)
($ in millions)

	Twelve months ended October 31, 2011	Twelve months ended October 31, 2010
Net Operating Profit After Tax (NOPAT):
Operating Income – GAAP	$362	$309
Tax Provision	98	80
NOPAT – GAAP	$264	$229

Average Invested Capital:
Short-term debt (5-qtr average)	$364	$92
Long-term debt (5-qtr average)	128	350
Shareholders' Equity (5-qtr average)	2,140	2,050
Total average capital	2,632	2,492
Less: Cash (5-qtr average)	(832)	(982)
Average capital less average cash	$1,800	$1,510
ROIC – as reported	15%	15%

Net Cash
($ in millions)
	October 31, 2011	January 31, 2011
Cash	$900	$840
Current debt, excluding convertible debentures	63	93
Long-term debt	61	60
Convertible debentures (net of discount) (1)	349	341
Total debt	473	494
Net Cash (Cash less total debt)	$427	$346

In December 2006, $350 million of convertible debentures were issued. Shown net of discount of $1 million and $9 million for October 31, 2011 and January 31, 2011, respectively.
CONTACT: Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825
         (jeff.howells@techdata.com)

         Arleen Quinones
         Director, Investor Relations and Shareholder Services
         727-532-8866
         (arleen.quinones@techdata.com)